Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus, “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Service Providers” in the Proxy Statement which is incorporated by reference in this Registration Statement of Nuveen Investment Funds, Inc. (formerly First American Investment Funds, Inc.) filed on Form N-14 under the Securities Act of 1933.

We also consent to the references to our report dated July 28, 2011 in the Annual Report for the year ended May 31, 2011 of the Nuveen Ohio Tax Free Fund, Nuveen Missouri Tax Free Fund and Nuveen Colorado Tax Free Fund in the Statement of Additional Information which is incorporated by reference in this Registration Statement.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

December 9, 2011